Exhibit 5.1

SARA-LANE SIREY PROFESSIONAL CORPORATION

April 13, 2007

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Ladies and Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-3, (the “Registration Statement”) of Gastar Exploration Ltd., a corporation organized under the laws of the Province of Alberta, Canada (the “Company”), relating to the registration of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended, of common shares of the Company (the “Common Shares”) at aggregate initial offering prices not to exceed $250,000,000 at prices and on terms to be determined at the time of sale and be set forth in supplements to the prospectus contained in the Registration Statement.

In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the issuance of the Common Shares, the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:

1.	The Company is a corporation duly organized and legally existing under the laws of the Province of Alberta, Canada and is in good standing under said laws.

2.	The Board of Directors of the Company has duly authorized the issuance of the Common Shares, and the Common Shares, when issued and sold in accordance with the provisions of the related underwriting agreement(s), will be duly authorized and validly issued, fully paid and non-assessable.

We hereby consent to the reference to us under the heading “Validity of the Securities” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

The opinion expressed herein is limited exclusively to the laws of the Province of Alberta, Canada.

Yours truly,

/s/ Sara-Lane Sirey Professional Corporation

888, 900-6TH AVENUE SW • CALGARY, ALBERTA • T2P 3K2

PHONE: 403-237-6549 • FAX: 403-237-6518

EMAIL: sls@sapphirehorizons.com